As filed with the Securities and Exchange Commission on April 12, 2018

Registration No. 333-113328

Registration No. 333-154275

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-113328)

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-154275)

UNDER

THE SECURITIES ACT OF 1933

RADIAN GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2691170
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

1500 Market Street

Philadelphia, Pennsylvania 19102

(Address of Principal Executive Offices)

Radian Group Inc. Savings Incentive Plan

(Full title of the plan)

Edward J. Hoffman

Senior Executive Vice President, General Counsel and Corporate Secretary

Radian Group Inc.

1500 Market Street

Philadelphia, Pennsylvania 19102

(Name and address of agent for service)

(215) 231-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Radian Group Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-113328, filed on March 5, 2004, which registered the offering of 300,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), and an indeterminate number of interests pursuant to the Radian Group Inc. Savings Incentive Plan (the “Plan”); and

•	Registration Statement No. 333-154275, filed on October 15, 2008, which registered the offering of an additional 4,000,000 shares of the Registrant’s Common Stock and an indeterminate number of interests pursuant to the Plan.

Effective January 1, 2018, the Registrant’s common stock fund (the “Common Stock Fund”) was eliminated as an investment alternative under the Plan. Plan participants who have existing funds invested in the Common Stock Fund may keep their funds invested in such fund, but, effective January 1, 2018, no further contributions will be permitted to the Common Stock Fund. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, pursuant to the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration 1,894,316 shares of Common Stock and all interests that were registered for issuance pursuant to the Registration Statements and that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock and interests.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on April 12, 2018.

RADIAN GROUP INC.

By:	/s/ Edward J. Hoffman
Name:	Edward J. Hoffman
Title:	Senior Executive Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on April 12, 2018.

RADIAN GROUP INC. SAVINGS INCENTIVE PLAN

By:	/s/ Anita Scott
Name:	Anita Scott
Title:	Plan Administrator